Exhibit 10(o)
Amendment to Saga Communications, Inc. 2005 Incentive Compensation Plan.
AMENDMENT NO. 1
TO
SAGA COMMUNICATIONS, INC.
2005 INCENTIVE COMPENSATION PLAN
     This Amendment No. 1 to the 2005 Incentive Compensation Plan (the “Plan”) of Saga Communications, Inc. (the “Company”) is made this 16th day of February, 2007.
RECITALS
A.	One of the purposes of this Amendment No. 1 is to provide Participants who exercise Options with another cashless method of exercising such Options.
B.	An additional purpose of this Amendment No. 1 is to provide Participants who exercise Options or whose Restricted Stock has vested with a cashless method of satisfying their tax withholding obligations.
     Accordingly, the Plan is modified as follows:
1.	Section 2.3 of the Plan is amended to read in its entirety as follows:

2.3.	Payment for Option Shares. The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid (a) in cash or by personal check, bank draft or money order at the time of exercise; (b) if agreed to by the Company in its sole discretion, (i) by tendering shares of Common Stock that have been held at least six months, which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached) and/or (ii) by the Company purchasing that number of shares of common stock subject to Option sufficient to pay the exercise price (which if this cashless method is selected would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option); (c) or in any combination of the above. If shares of Common Stock are tendered in payment of all or part of the exercise price, or if Option shares are purchased by the Company, they shall be valued for such purpose at their Fair Market Value on the date of exercise. The purchase price may also be paid by using the Cashless Exercise Procedure if the relevant agreement between the Company and the Participant’s broker referred to in the definition of such term has been executed by the Company and such broker.

2.	Section 7.6 of the Plan is amended to read in its entirety as follows:

7.6.	Withholding and Taxes. The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option, the lapse (vesting) of a Restricted Period or the satisfaction of the performance requirements relating to a Performance Award. A Participant (a) may use the Cashless Exercise Procedure; or (b) if agreed to by the Company in its sole discretion, (i) may tender previously acquired shares of Common Stock that have been held at least six months to satisfy the withholding obligation and/or (ii) may have the Company purchase a sufficient number of Option shares or shares of vested Restricted Stock, such tendered shares, Option shares or shares of vested Restricted Stock being valued for such purpose at Fair Market Value; provided that subject to Section 2.3, the Company shall not withhold more Option shares or shares of vested Restricted Stock than are necessary to satisfy the established requirements of federal, state and local tax withholding obligations. To the extent the Company purchases the Option shares or the shares of the vested Restricted Stock to cover the withholding tax, this cashless method would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option or the vesting of the Restricted Stock, as applicable.
3.	Except as amended by this Amendment No. 1, the terms and conditions of the Plan shall continue in full force and effect.

Executed on the date set forth above.

2